State of Jurisdiction        Percent
Name of Subsidiary                      Incorporation          Ownership

R. J. Simpson Manufacturing
Company (Canada) Ltd.                   Ontario                  100%

Simpson Industries, S.A. de C.V.   Federal District of Mexico     99%